Exhibit 99(a)

 Welcome to the  2014 Annual Meeting

Shareholder Assembly Agenda

- Deposits
- Loan Portfolio
- Investment Portfolio
- Dividends & Capital Growth
- Ratio Analysis
- Stock Performance
- Questions and Answers

TRUSTCO
Bank Corp NY

Deposit Growth ($000)

 Number of Branches & Average Size

 Loan Growth ($000)

 Nonperforming Loans / Loans (%)

 Short-term Delinquencies* (%)  *30-89 day past due loans / total loans

 Investments & Cash to Assets (%)

 Modest margin declines recently, but flattened expenses…..  …should help drive ROE and ROA as credit costs decline and growth continues

 Dividends & Capital Growth2000-2013  Dividends Paid: $6.54 per shareDividends Paid: $496 million totalShareholders’ Equity: Increase of 90%

 TrustCo vs. Peers  *All public owned banking institutions covered by SNL Financial with assets of $2 to $10 billion as of December 31, 2013; peer numbers are the medians for the full year 2013. All ratios are as published by SNL Financial.     TrustCo  TrustCo  TrustCo  TrustCo  TrustCo  TrustCo     Peers*     2009  2010  2011  2012  2013  Q1/14     2013                    Return on Average Equity  11.7%  11.5%  11.0%  10.7%  11.2%  11.9%     8.8%  Return on Average Assets  0.79%  0.77%  0.81%  0.87%  0.90%  0.97%     0.96%  Net Interest Margin  3.29%  3.50%  3.40%  3.20%  3.14%  3.12%     3.64%  Nonperforming Loans/ Loans  2.02%  2.07%  1.93%  2.20%  1.79%  1.83%     1.53%  30-89 Day PD Loans / Loans  0.77%  0.91%  0.48%  0.30%  0.24%  0.29%     0.48%   Efficiency Ratio  56.7%  51.4%  50.0%  52.3%  52.8%  51.3%     63.5%

 3 Year Stock Performance*  *December 31, 2010 to December 31, 2013, Total Return

 Forward Looking Statements  Safe Harbor Regarding Forward-Looking StatementsThis presentation may contain forward-looking information about TrustCo Bank Corp NY (“the Company”) that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: credit risk, the effects of and changes in, trade, monetary and fiscal policies and laws, inflation, interest rates, market and monetary fluctuations, competition, the effect of changes in financial services laws and regulations, real estate and collateral values, changes in accounting policies and practices, changes in local market areas and general business and economic trends and the matters described under the heading “Risk Factors” in our most recent annual report on Form 10-K and our other securities filings. The statements are valid only as of the date hereof and the Company disclaims any obligation to update this information except as may be required by applicable law.   Note: Data in this presentation was obtained from SNL Financial and from the Company’s SEC filings. Ratios use SNL definitions.

 2014 Annual Meeting  Questions and Answers

 2014 Annual Meeting  Thank You for Attending